Exhibit 5.1

330 North Wabash Avenue

Suite 2800

Chicago, Illinois 60611

Tel: +1.312.876.7700 Fax: +1.312.993.9767

www.lw.com

FIRM / AFFILIATE OFFICES

	Austin	Milan

	Beijing	Moscow

	Boston	Munich

	Brussels	New York

	Century City	Orange County

	Chicago	Paris

	Dubai	Riyadh

October 18, 2021	Düsseldorf	San Diego

	Frankfurt	San Francisco

Vivid Seats Inc.	Hamburg	Seoul

111 N. Canal Street, Suite 800	Hong Kong	Shanghai

Chicago, Illinois 60606	Houston	Silicon Valley

	London	Singapore

	Los Angeles	Tokyo

	Madrid	Washington, D.C.

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Vivid Seats Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of (i) 30,578,110 shares of its Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), issuable under the Vivid Seats Inc. 2021 Incentive Award Plan (the “2021 Incentive Plan”) and (ii) 9,093,035 of the Class A Common Stock issuable under the Vivid Seats Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), the shares in the foregoing clauses (i) and (ii), collectively, the “Shares”. The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 19, 2021 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company against payment therefor in the circumstances contemplated by and pursuant to the 2021 Incentive Plan and the ESPP, as applicable, and assuming in each case that the individual issuances, grants or awards under the 2021 Incentive Plan and the ESPP, as applicable, are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2021 Incentive Plan and the ESPP, as applicable (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares in the DGCL.

October 18, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP